Exhibit 99.1

Sonic Automotive, Inc. Announces

Executive Leadership Transition

CHARLOTTE, N.C. – September 26, 2018 – Sonic Automotive, Inc. (NYSE: SAH), one of the nation’s largest automotive retailers, today announced that its board of directors has elected David Bruton Smith as Chief Executive Officer of the Company and Jeff Dyke as President of the Company, both effective September 25, 2018.

Mr. B. Scott Smith, the Company’s Co-Founder, resigned as Chief Executive Officer and President of the Company and as a member of its board of directors, effective September 24, 2018, to take on a new role with the Company and to spend more time with his family after having served for over 21 years as a director and an executive officer of the Company. Mr. Smith will remain an employee in his capacity as Co-Founder of the Company to ensure a smooth leadership transition and to provide strategic advice to the Company’s leadership team.

“Sonic Automotive is a fantastic company run by thousands of fantastic employees to whom I am deeply grateful for their hard work and dedication,” said B. Scott Smith. “It has been a pleasure and great privilege to lead the Company. I am excited to move into a different role that will allow me to spend more time with my family, and I am also committed to help David, Jeff and our other teammates with a smooth transition.”

David Bruton Smith has a more than 20-year tenure with the Company, most recently serving as Executive Vice Chairman and Chief Strategic Officer of the Company since March 2018. Prior to that appointment, David served as Vice Chairman from March 2013 to March 2018, Executive Vice President from October 2008 to March 2013, Senior Vice President of Corporate Development from March 2007 to October 2008, Vice President of Corporate Strategy from October 2005 to March 2007, and as Dealer Operator and General Manager of several of the Company’s dealerships prior to October 2005. David has also served as a member of the Company’s board of directors since October 2008.

Jeff Dyke has served as Sonic’s Executive Vice President of Operations since October 2008, where he has been responsible for direct oversight for all of Sonic’s automotive operations. Mr. Dyke joined the Company in October 2005.

“I am grateful to Scott for his many years of outstanding service and leadership. He has been instrumental in charting our course and helping to build one of the nation’s largest automotive retailers,” said the Company’s Founder and Executive Chairman, O. Bruton Smith. “At the same time, we have a very talented executive leadership team, and we are confident that David’s and Jeff’s deep knowledge of our businesses, commitment to our culture, and focus on value creation for stockholders have prepared them well.”

William I. Belk, the Company’s Lead Independent Director, stated, “This announcement is the result of our planned succession process being implemented. The Company’s independent directors have strong confidence in David and Jeff. We also are appreciative of Scott’s great work over the past two decades and know his continued role as an advisor to David, Jeff and the rest of the leadership team will be invaluable.”

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com. More information about EchoPark Automotive can be found at www.echopark.com.

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Contact:    Heath Byrd, Chief Financial Officer (704) 566-2400